Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Alaunos Therapeutics, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

WaterMill Asset Management Corp.

By:	/s/ Robert W Postma
Robert W Postma, President
Date:	07/01/2025

Postma Robert W

By:	/s/ Robert W Postma
Robert W Postma
Date:	07/01/2025